Exhibit 99.2

COVID-19 Business Update May 19, 2020 PAYCHEX HR Payroll Benefits Insurance 1

Forward Looking Statements You should be aware that certain written and oral statements made by management may constitute “forward-looking statements” within the meaning of the safe-harbor provisions of the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the impact of COVID-19 on our business, employees, communities we serve, clients, future plans and strategies, projections, anticipated events and trends, the economy, the market for our investment securities portfolio, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made in this document speaks only as of the date on which it was made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this document to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events. PAYCHEX HR Payroll Benefits Insurance 2

COVID-19 Response Safety and Security of Employees Health and safety of our employees remains a top priority Implemented our business continuity plan, which included moving more than 95% of our employees (15,000+) in the U.S. and Europe to work-from-home over 5-6 day period Initiated proactive measures to protect employees including no unnecessary travel or in person meetings, providing masks to those who are on-site, etc. Provided the tools, resources, and communications necessary to support the mental, physical, and emotional well-being of our employees during this uncertain time Ensured the availability and resiliency of various technologies to enable our employees to effectively communicate with one another and our clients Donated $1 million to United Way for COVID-19 relief and recovery to help our local communities Advocacy and Service to Clients    Continued record high client satisfaction scores 24/7/365 access to trained professionals HR expertise provided by our 600+ HR Business Partners to help clients navigate changes to the workplace Team of 200+ compliance experts working with federal, state, and local authorities to advocate for the interests of our clients Rapid response with system enhancements to manage significant legislative changes Provided resources in various forms to help educate and inform our clients PAYCHEX HR Payroll Benefits Insurance 3

Paychex Technology Solutions Paychex Technology Solutions    Modifications to support paid sick leave, paid family medical leave, and tax credits Dedicated COVID-19 Help Center Interactive, scenario-based assessment tool PPP loan payroll reports and assistance PPP Loan Forgiveness Estimator Partnerships with industry leaders to provide additional resources for our clients including access to loan providers, incentives to utilize pay-on-demand 400,000+ Paychex PPP reports processed Technology Solutions to Support a Distributed Workforce    Managing a remote workforce Mobile apps Self-service capabilities Remote time tracking and punching in/out HR Conversations Document Management with electronic signatures Paychex Learning Management Digital access to cash Direct Deposit and Paycards Pay-on-Demand PAYCHEX HR Payroll Benefits Insurance 4

Macroeconomic and Business Trends

Macroeconomic trends reflect a steeper and more severe decline in economic conditions than the 2008-2009 recession. Real-time business leading indicators show stabilization and initial signs of improvement.

Key Metrics	March & April Impact	May Observations
Paid Employees	Decrease in check volumes started mid-March and accelerated through mid-April. Stabilized in late April with positive signals in leading indicators such as daily time punches.	Stabilization and modest improvement in employees paid & check volumes in both payroll and HR Outsourcing. Trend supported by internal client surveys.
Client Retention	Increase in number of non-processing clients as businesses suspended operations, but no change in client retention. Continued strong YOY improvement with decrease in controllable losses.	Continue to see strong client retention, but monitoring how many non-processing clients return. Positive trends in number of clients resuming payroll.
Sales Activity	After initial decline in March, April activities and results improved. Overall new sales down YOY, but performance better than expected. Continued accelerated marketing investments for lead generation.	Sales headwinds continue but seeing positive momentum, especially in SurePayroll, Virtual Sales and HR Outsourcing.

PAYCHEX
HR | Payroll | Benefits | Insurance
5

Fiscal Year 2020 Outlook
Anticipated Impact of COVID-19
May 19, 2020

	Previous Guidance	Updated Guidance [1]
	Year-over-Year Growth	Year-over-Year Growth
Management Solutions Revenue	~4%	**~3%**
PEO & Insurance Solutions Revenue	~24%	**~21%**
Interest on Funds Held for Clients	(3%) - (2%)	See below
Total Revenue	8% - 9%	**~7%**
Net Income	~7%	**~6%**
Diluted EPS	~7%	**~6%**
EBITDA [2]	8% - 9%	**7% - 8%**
Adjusted Net Income [2]	~6%	**5% - 6%**
Adjusted Diluted EPS [2]	~6%	**5% - 6%**
	Anticipated Result	Anticipated Result
Interest on Funds Held for Clients	See above	**$85M - $90M**
Operating Income, as a Percent of Total Revenue	~36%	~36%
EBITDA [2], as a Percent of Total Revenue	~41%	~41%
Depreciation & Amortization Expense	$205M - $215M	$205M - $215M
Interest Expense, net	$22M - $24M	$22M - $24M
Effective Income Tax Rate	23.5% - 24.0%	23.5% - 24.0%

(1) Current outlook represents anticipated impacts resulting from COVID-19 based on assumptions as of today. This is a rapidly evolving situation and future developments could result in significant changes to these estimates.

(2) EBITDA and related margin, adjusted net income, and adjusted diluted EPS are non-GAAP measures. Adjusted net income and adjusted diluted EPS are both calculated by subtracting the excess tax benefit related to employee stock-based compensation payments from net income and diluted EPS. Refer to our quarterly earnings releases and SEC filings for further discussion and reconciliations to GAAP measures.

PAYCHEX
HR | Payroll | Benefits | Insurance

6

PAYCHEX HR Payroll Benefits Insurance The Power of Simplicity 7